Exhibit 99.1

PRESS RELEASE

SUTOR REPORTS FIRST FISCAL QUARTER 2008 RESULTS

DONGBANG TOWN, CHINA— November 15, 2007 — Sutor Technology Group Limited (“Sutor” or “the Company”) (OTCBB: SUOT.OB), a leading provider of steel finishing fabrication products in China, today announced its unaudited financial results for the first fiscal quarter ended September 30, 2007.

First Fiscal Quarter 2008 Financial Highlights:

•	Total net revenues increased 62.0% over the first fiscal quarter of 2007 to US$99.5 million
•	Income from operations increased 142.1% over the first fiscal quarter of 2007 to US$8.3 million
•	Net income increased 118.4% over the first fiscal quarter of 2007 to US$6.6 million
•	Fully-diluted earnings per common share for the first fiscal quarter 2008 was US$0.17, compared to US$0.09 for the first fiscal quarter 2007

Ms. Lifang Chen, Chairman of Sutor said, “I am pleased to report another strong quarter of growth driven by solid execution of business strategy focusing on vertical integration to provide a total solution for our customers. We completed Phase I of our vertical integration plan by installing the cold-rolled steel and acid-pickled steel production lines. The addition of these production lines diversified our product portfolio, enhanced the quality of our sourcing, and mitigated our supply chain risks. As part of Phase II, we will be expanding into a high-end hot-dipped galvanizing steel production system that will be capable of galvanizing both hot-rolled and cold-rolled steel with both zinc and aluminum, allowing us to better meet the needs of our customers. We expect this additional production line to be operational in February 2008, adding an incremental annual capacity of 400,000 metric tons. As we continue implementing our vertical strategy, we expect to add new production lines and increase capacity, allowing us to better meet the needs of our customers. I look forward to updating our shareholders as we continue our progress.”

Mr. Yongfei Jiang, Chief Financial Officer of Sutor, said, “Our first fiscal quarter 2008 performance continued to demonstrate our execution capability in capturing the growth opportunities in the market segment. The completion of the Phase I of vertical integration plan expanded our revenue base significantly and enhanced our gross margin by reducing the overall costs. New cold-rolled steel and acid-pickled steel production lines contributed significantly to our strong performance during this first fiscal quarter.”

Business Highlights

Production Updates: First Fiscal Quarter 2008
•	67,900 metric tons of hot-dipped galvanized (HDG) steel
•	37,600 metric tons of pre-painted galvanized (PPGI) steel
•	67,900 metric tons of cold-rolled steel
•	102,500 metric tons of acid-pickled (AP) steel

Vertical Integration Plan Phase II
•
The Company is on track to complete its vertical integration process and expects its hot-rolled galvanizing steel production system with a designed manufacturing capacity of 400,000 metric tons to become operational in February 2008.

PRESS RELEASE

First Fiscal Quarter 2008 Unaudited Financial Results

Revenues.  Revenues amounted to US$99.5 million in the first fiscal quarter 2008, compared to US$61.4 million net revenues for the first fiscal quarter 2007, representing an increase of 62.0%. This increase is primarily attributable to the additions of the acid-pickled and cold-rolled steel production lines toward the end of 2006 and early 2007, respectively. These two lines contributed US$35.4 million revenue for the first fiscal quarter 2008.

Gross Profit.  Gross profit increased 135.4% to US$11.4 million for the first fiscal quarter 2008 from US$4.8 million in the first fiscal quarter 2007. Gross margin was 11.4% in the first fiscal quarter 2008, up from 7.9% in the first fiscal quarter 2007. The improved margins resulted from both the improved product mix and the reduced costs from our vertical integration. For the first fiscal quarter 2008, our PPGI products, which generally command higher gross margins than our HDG products, contributed approximately 33.8% of the total revenue, as compared to 26.4% for the same period last year. In addition, the added integration of the acid-pickling and cold-rolling production lines allowed us to ensure high-quality internal sourcing at a lower cost.

Income from Operations. Income from operations for the first fiscal quarter 2008 was US$8.3 million, representing a 142.1% increase, compared to US$3.4 million in the first fiscal quarter 2007, primarily due to increased revenue and enhanced gross margins. Operating margin for the first fiscal quarter 2008 was 8.4%, up from the 5.6% in the first fiscal quarter 2007, attributable to improved gross margins.

Operating Expenses.  Our total operating expenses increased by 118.9% from US$3.1 million in the first fiscal quarter of 2008, compared to US$1.4 million in the first fiscal quarter 2007. This increase was primarily due to significant increase in general and administrative expenses which resulted from the increased bad debt allowance and the associated expenses for being a U.S. public company.

Other Expense. Other expense increased to US$0.9 million in the first fiscal quarter of 2008, compared to net other expense of US$0.03 million in the first fiscal quarter of 2007, primarily as a result of the increased interest expense from the current loan amount.

Income before Tax and Minority Interests. As a result of the foregoing, our income before tax and minority interests increased by 118.6% from US$3.4 million in the first fiscal quarter 2007 to US$7.4 million for the first fiscal quarter 2008.

Provision for Income Tax. Our provision for income tax increased by 112.7% from US$0.4 million for the first fiscal quarter 2007 to US$0.8 million for the first fiscal quarter 2008, mainly due to increased taxable income in the first fiscal quarter 2008 as a result of our increased profitability. The effective tax rate was 11.2% for the first fiscal quarter 2008, about the same level as for the prior year period.

Net Income.  Net income increased by 118.4% from US$3.0 million for first fiscal quarter 2007 to US$6.6 million for the first fiscal quarter 2008 as a result of all the factors described above.

Functional Currency and Translating Press Release

The functional currency of the Company is the Chinese Yuan Renminbi ("RMB"); however, the accompanying financial information has been expressed in United States Dollars ("USD"). The accompanying consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date. The accompanying consolidated statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. Transactions in the Company's equity securities have been recorded at the exchange rate existing at the time of the transaction.

PRESS RELEASE

About Sutor Technology Group Limited

Sutor (OTCBB: SUOT.OB) is one of the leading private manufacturers of steel finishing fabrication products in China. Sutor utilizes a variety of processes and technological methodologies to convert steel manufactured by third parties into steel finishing fabrication products, including hot-dipped galvanized steel, pre-painted galvanized steel, acid-pickled steel, and cold-rolled steel. To learn more about the Company, please visit www.sutorcn.com.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, our future operating results, our expectations regarding the market for our steel finishing fabrication products, our expectations regarding the continued growth of the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended June 30, 2007, and other risks mentioned in our other reports filed with the Securities Exchange Commission, or SEC. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. The words “believe,” “expect,” “anticipate,” “project,” “targets,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

PRESS RELEASE

Contacts:

Company Contact (PRC): Mr. Kape Cao +86 512 52680988 investor_relations@sutorcn.com	Investor Contact (US): Mr. Gerry Pascale +1 (843)278-0695 gerry@heritagemgmt.net
Investor Relations (US): Dana Johnston, Director Taylor Rafferty +1 (212) 889-4350 sutor@taylor-rafferty.com www.taylor-rafferty.com	Investor Relations (TW): Lisa Zheng, Director Taylor Rafferty +886-91717-0889 sutor@taylor-rafferty.com www.taylor-rafferty.com

PRESS RELEASE

(in USD)

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	June 30,
	2007	2007
ASSETS
Current Assets:
Cash and cash equivalents	$13,112,895	$8,832,942

Restricted cash	41,779,514	27,799,475
Trade accounts receivable, net of allowance for
doubtful accounts of $2,990 and $2,947, respectively	4,361,953	14,768,954
Other receivables	56,762	44,226
Advances to suppliers, net of allowance
of $2,796,546 and $499,842, respectively	63,806,991	32,791,928
Inventory	38,695,008	22,703,304
Notes receivable	-	203,546

Total Current Assets	161,813,123	107,144,375
Property and Equipment, net of accumulated depreciation	47,855,952	47,571,353
Intangible Assets, net of accumulated amortization	3,004,714	2,988,589
TOTAL ASSETS	$212,673,789	$157,704,317

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$6,113,151	$3,916,596
Advances from customers	11,085,648	8,414,629

Other payables and accrued expenses	1,292,247	2,707,473
Short-term loans	65,723,453	50,954,916
Short-term loans - related party	31,134,049	2,325,802

Total Current Liabilities	115,348,548	68,319,416
Minority Interest in Net Assets of Subsidiary	29,524	32,812
Stockholders' Equity
Series A voting convertible preferred stock - $0.001 par value;
185,000 shares authorized; no shares outstanding	-	-
Series B voting convertible preferred stock - $0.001 par value;
500,000 shares authorized; no shares outstanding
and 304,182.73 shares outstanding at September 30, 2007	-	-
Undesignated preferred stock - $0.001 par value;
315,000 shares authorized; no shares outstanding	-	-
Common stock - $0.001 par value; 500,000,000 shares authorized;
outstanding: 37,955,602	37,955	37,955
Additional paid-in capital	37,170,164	37,170,164
Statutory reserves	7,748,269	7,748,269
Retained earnings	46,095,721	39,475,731
Accumulated other comprehensive income	6,243,608	4,919,970
Total Stockholders' Equity	97,295,717	89,352,089
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$212,673,789	$157,704,317

PRESS RELEASE

(in USD, except per share and other share data)

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE INCOME
(unaudited)

	For the Three Months Ended September 30,
	2007	2006

Revenue:
Revenue	$57,780,488	$20,102,912
Revenue from related parties	41,709,604	41,294,271
	99,490,092	61,397,183

Cost of Revenue
Cost of revenue	57,609,991	17,062,644
Purchases from related parties	30,495,510	39,497,868
	88,105,501	56,560,512

Gross Profit	11,384,591	4,836,671

Operating Expenses:
Selling expense	573,745	670,717
General and administrative expense	2,489,943	728,680
Total Operating Expenses	3,063,688	1,399,397
Income from Operations	8,320,903	3,437,274

Other Income (Expense):
Interest income	131,591	219,620
Other income	31,479	17,633
Interest expense	(915,337)	(263,525)
Other expense	(121,090)	(4,396)
Total Other Income (Expense)	(873,357)	(30,668)

Income Before Taxes and
Minority Interest	7,447,546	3,406,606

Provision for income taxes	(830,843)	(390,671)
Minority interest in loss of
consolidated subsidiary	3,287	14,582

Net Income	$6,619,990	$3,030,517

Basic and Diluted Earnings per
Common Share	$0.17	$0.09

Net Income	$6,619,990	$3,030,517
Foreign currency translation
adjustment	1,323,638	662,700
Comprehensive Income	$7,943,628	$3,693,217

PRESS RELEASE

(in USD)
SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
	For the Three Months Ended September 30,
	2007	2006
Cash Flows from Operating Activities:
Net income	$6,619,990	$3,030,517
Adjustments to reconcile net income to net
cash used in operating activities:
Depreciation and amortization	896,324	310,463
Minority interest in loss of consolidated subsidiary	(3,287)	(14,582)
Changes in current assets and liabilities:
Trade accounts receivable, net	10,545,441	731,256
Other receivables, net	(11,824)	(7,850)
Advances to suppliers	(30,339,433)	4,258,268
Inventories	(15,561,230)	(7,705,078)
Accounts payable	2,126,117	5,528,388
Advances from customers	2,533,624	5,514,549
Other payables and accrued expenses	(1,443,957)	(746,869)
Related party payables	-	(21,039,423)
Net Cash Used in Operating Activities	(24,638,235)	(10,140,361)

Cash Flows from Investing Activities:
Changes in notes receivable	205,045	39,162
Purchase of property and equipment,
net of value added tax refunds received	(478,660)	(3,253,982)
Purchase of land use rights	-	(187,593)
Net change in restricted cash	(13,491,049)	4,897,614
Net Cash (Used in) Provided by Investing Activities	(13,764,664)	1,495,201

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable	33,293,434	20,367,025
Proceeds from issuance of notes payable - related party	28,583,343	-
Payment on notes payable	(19,347,322)	(9,297,377)
Capital contribution from shareholders	-	1,500,000
Net Cash Provided by Financing Activities	42,529,455	12,569,648

Effect of Exchange Rate Changes on Cash	153,397	145,636

Net Change in Cash	4,279,953	4,070,124
Cash and Cash Equivalents at Beginning of Period	8,832,942	6,534,493
Cash and Cash Equivalents at End of Period	$13,112,895	$10,604,617

Supplemental Cash Flow Information
Cash paid during the period for interest	$915,337	$180,224
Cash paid during the period for taxes	$1,073,189	$711,112